EXHIBIT 99.1

Superconductor Technologies Reports Third Quarter 2012 Results

– Completes strategic milestone for the production of longer lengths of 2G HTS wire –
– Customer activities drive full pipeline of requests for Conductus® wire –

AUSTIN, Texas, Nov. 13, 2012 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the three and nine months ended September 29, 2012.

STI's third quarter net revenues were $1.3 million, compared to $596,000 in the second quarter of 2012 and $479,000 in the third quarter of 2011. Net loss for the third quarter was $2.3 million, or a loss of $0.06 per share, compared to a net loss of $3.4 million, or a loss of $0.09 per share, in the second quarter of 2012 and a net loss of $3.3 million, or a loss of $0.10 per share, in the third quarter of 2011.

"STI has achieved a strategic production milestone by completing the acceptance testing of the trio of machines necessary to produce Conductus® wire for commercial qualification," said Jeff Quiram, STI's president and chief executive officer. "Our Advanced Manufacturing Center of Excellence facility in Austin, TX is now equipped to make HTS wire in the various lengths our customers require to qualify Conductus wire for use in specific HTS power devices and applications. We expect to begin producing longer lengths of wire for technical evaluation and further qualification purposes in early 2013.

"In the third quarter, our customer activities increased significantly, resulting in a full pipeline of requests for Conductus wire as customers seek to secure supply in 2013 and beyond. We expect the current demand associated with those requests will consume all the wire we can produce in the first few quarters of 2013. In addition, our efforts to deliver the required quantity of high performance Conductus wire to complete our customer's high power cable demonstration project continue," Quiram concluded.

In October, STI received and installed its newly designed Reactive Co-Evaporation Cyclic Deposition and Reaction (RCE) machine and is now in the process of system turn-up. In early November, STI completed acceptance testing and shipped its Solution Deposition Planarization (SDP) system to Austin. The SDP and Ion Beam Assisted Deposition, or IBAD, machine that was installed in April are designed to work together to produce 1 kilometer lengths of complete wire template.The completion of the Conductus wire equipment suite positions STI to produce commercial volumes in 2014.

For the nine-month period ending September 29, 2012, total net revenues were $2.3 million, compared to $3.2 million for the same period a year ago. The net loss for the first nine months of 2012 was $8.7 million, or $0.23 per share, compared to $10.3 million, or $0.33 per share, for the year ago period.

Investor Conference Call

STI will host an investor conference call and simultaneous webcast today, November 13th, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the call live, please dial 1-877-941-6010 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9644. The conference ID is 4571521. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on November 16th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code 4571521. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; customer acceptance of our HTS wire; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through our equity sales agreement, registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any such financing activity on the level of our stock price; our ability to fully utilize our equity sales agreement as a source of future financings and the dilutive impact of any sales under such agreement, whether due to market conditions, our ability to satisfy various conditions required to sell shares under the agreement, the sales agent's performance of its obligations under the agreement or otherwise; the impact on the level of our stock price, which may decline, in connection with the sales under the equity sales facility, registered direct offerings or otherwise; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2011 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Becky Herrick
LHA +1-415-433-3777 invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net revenues:
Net commercial product revenues	$ 1,301,000	$ 470,000	$ 2,174,000	$ 3,174,000
Government and other contract revenues	30,000	9,000	152,000	41,000

Total net revenues	1,331,000	479,000	2,326,000	3,215,000

Costs and expenses:
Cost of commercial product revenues	1,021,000	1,093,000	2,943,000	4,027,000
Cost of government and other contract revenue	18,000	9,000	113,000	39,000
Research and development	1,315,000	1,065,000	3,790,000	4,414,000
Selling, general and administrative	1,247,000	1,658,000	4,199,000	4,993,000

Total costs and expenses	3,601,000	3,825,000	11,045,000	13,473,000

Loss from operations	(2,270,000)	(3,346,000)	(8,719,000)	(10,258,000)

Other Income and Expense:
Other income	7,000	--	44,000	--
Interest income	1,000	16,000	6,000	20,000
Interest expense	--	1,000	--	(13,000)

Net loss	$ (2,262,000)	$ (3,329,000)	$ (8,669,000)	$ (10,251,000)

Basic and diluted loss per common share	$(0.06)	$(0.10)	$(0.23)	$(0.33)

Weighted average number of common shares outstanding	39,511,809	32,224,901	38,331,381	31,538,181

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 29,	December 31,
	2012	2011
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 2,502,000	$ 6,165,000
Accounts receivable, net	779,000	61,000
Inventory, net	589,000	1,609,000
Prepaid expenses and other current assets	533,000	472,000
Total Current Assets	4,403,000	8,307,000

Property and equipment, net of accumulated depreciation of $19,353,000 and $19,748,000, respectively	5,599,000	2,871,000
Patents, licenses and purchased technology, net of accumulated amortization of $2,401,000 and $2,342,000, respectively	921,000	1,409,000
Other assets	779,000	362,000
Total Assets	$ 11,702,000	$ 12,949,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 655,000	$ 534,000
Accrued expenses	624,000	612,000
Total Current Liabilities	1,279,000	1,146,000
Other long term liabilities	631,000	628,000
Total Liabilities	1,910,000	1,774,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 564,642 shares issued and outstanding	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized, 40,240,954 and 33,362,281 shares issued and outstanding, respectively	40,000	33,000
Capital in excess of par value	269,436,000	262,157,000
Accumulated deficit	(259,685,000)	(251,016,000)
Total Stockholders' Equity	9,792,000	11,175,000
Total Liabilities and Stockholders' Equity	$ 11,702,000	$ 12,949,000

Note – December 31, 2011 balances were derived from audited consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 29, 2012	October 1, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (8,669,000)	$ (10,251,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	204,000	634,000
Stock-based compensation expense	785,000	1,229,000
Write-off of intangibles	142,000	844,000
Provision for excess and obsolete inventories	270,000	63,000
Gain on disposal of property and equipment	(44,000)	--
Changes in assets and liabilities:
Accounts receivable	(718,000)	22,000
Inventories	750,000	(170,000)
Prepaid expenses and other current assets	(61,000)	17,000
Patents and licenses	(157,000)	(34,000)
Other assets	7,000	26,000
Accounts payable, accrued expenses and other current liabilities	126,000	1,148,000
Net cash used in operating activities	(7,365,000)	(6,472,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,828,000)	(2,040,000)
Net proceeds from sale of property and equipment	44,000	--
Net cash used in investing activities	(2,784,000)	(2,040,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	(135,000)	(303,000)
Net proceeds from the sale of common stock	6,621,000	12,402,000
Net cash provided by financing activities	6,486,000	12,099,000

Net increase (decrease) in cash and cash equivalents	(3,663,000)	3,587,000
Cash and cash equivalents at beginning of period	6,165,000	6,069,000
Cash and cash equivalents at end of period	$ 2,502,000	$ 9,656,000